abrdn ETFs 485BPOS

Exhibit 99.(h)(14)

FIRST AMENDMENT

TO

SUB-ADVISORY AGREEMENT

This FIRST AMENDMENT (this “First Amendment”) to that certain Sub-Advisory Agreement dated March 17, 2017, as amended (the “Agreement”), between Aberdeen Standard Investments ETFs Advisors LLC, formerly, ETF Securities Advisors LLC (the “Adviser”), and Vident Investment Advisory, LLC (the “Sub-Adviser”), with respect to each portfolio listed on Schedule A to the Agreement (each, a “Portfolio” and collectively, the “Portfolios”), is made and entered into by the foregoing parties as of September 22, 2021. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement in order to reflect the current names of the Adviser and certain Portfolios and their corresponding Funds; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend Schedule A to the Agreement to reflect: (i) the addition of the abrdn Industrial Metals Fund Limited as a Portfolio, effective September 22, 2021; and (ii) the removal of the Aberdeen Standard Agriculture Fund Limited (formerly, ETFS Agriculture Fund Limited), Aberdeen Standard Energy Fund Limited (formerly, ETFS Energy Fund Limited) and Aberdeen Standard WTI Crude Oil Fund Limited (formerly, Aberdeen Standard Energy Longer Dated Fund Limited and ETFS Longer Dated Fund Limited) as Portfolios; and

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Schedule A. Effective as of the date of this First Amendment, Schedule A to the Agreement is hereby deleted in its entirety and replaced as set forth in Appendix 1 attached hereto.

2.	Name of the Adviser and the Trust. Effective as of the date of this First Amendment, all references in the Agreement to “ETF Securities Advisors LLC” are hereby replaced with “Aberdeen Standard Investments ETFs Advisors LLC” and all references to “ETFS Trust” are hereby replaced with “abrdn ETFs.”

3.	Amendment to Preamble.

(a) Effective as of the date of this First Amendment, the third recital of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Adviser is registered as an investment adviser under the U.S. Investment Advisers Act of 1940 (the “Advisers Act”) and has entered into an Investment Advisory Agreement, as amended (the “Trust Advisory Agreement”), whereby the Trust has appointed the Adviser to serve as the investment adviser to each Fund; and

(b) Effective as of the date of this First Amendment, the fifth recital of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and has entered into a Sub-Advisory Agreement, as amended (the “Trust Sub-Advisory Agreement”), whereby the Adviser has appointed the Sub-Adviser to serve as the sub-adviser to each Fund; and

3.	Amendment to Section 6 of the Agreement. Effective as of the date of this First Amendment, Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.	Custody

Unless a Portfolio directs otherwise, the assets of each Portfolio will be maintained in the custody of the Portfolio’s custodian (who shall be identified by the Adviser in writing) (the “Custodian”). Nothing in this Agreement will require the Sub-Adviser to take or receive physical possession of cash, securities, or other investments of the Portfolio. Any fees or charges that may be imposed by the Custodian will be covered by the Portfolio pursuant to the custody agreement with the Custodian, as amended.

4.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

5.	Counterparts. This First Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This First Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

6.	Governing Law. This First Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the SEC.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment by their duly authorized representatives as of the day and year set forth above.

ADVISER:	SUB-ADVISER:
Aberdeen Standard Investments ETFs Advisors LLC	Vident Investment Advisory, LLC

By Aberdeen Standard Investments Inc., its

sole member

By:	/s/ Lucia Sitar	By:	/s/ Amrita Nandakumar

Name:	Lucia Sitar	Name:	Amrita Nandakumar

Title:	Vice President	Title:	President

[Signature Page to First Amendment to Sub-Advisory Agreement]

Appendix 1 to First Amendment

Schedule A dated September 22. 2021
to the
Sub-Advisory Agreement
Dated as of March 17, 2017 between
Aberdeen Standard Investments ETFs Advisors LLC
and
Vident Investment Advisory, LLC

Portfolio	Fund	Effective Date
abrdn All Commodity Fund Limited (formerly, Aberdeen Standard All Commodity Fund Limited and ETFS All Commodity Fund Limited)	abrdn Bloomberg All Commodity Strategy K-1 Free ETF (formerly, Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF and ETFS Bloomberg All Commodity Strategy K-1 Free ETF)	3/28/17
abrdn All Commodity Longer Dated Fund Limited (formerly, Aberdeen Standard All Commodity Longer Dated Fund Limited and ETFS All Commodity Longer Dated Fund Limited)	abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF (formerly, Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF and ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF)	3/28/17
abrdn Industrial Metals Fund Limited	abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF	9/22/21

Agreed and Accepted:

ADVISER:	SUB-ADVISER:
Aberdeen Standard Investments ETFs Advisors LLC	Vident Investment Advisory, LLC

By Aberdeen Standard Investments Inc., its

sole member

By:	/s/ Lucia Sitar	By:	/s/ Amrita Nandakumar

Name:	Lucia Sitar	Name:	Amrita Nandakumar

Title:	Vice President	Title:	President

Date:	September 22, 2021	Date:	September 22, 2021

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